EXHIBIT 99



Portions of this  Exhibit have been omitted and  confidentially  and  separately
filed  with  the  Securities  and  Exchange   Commission   with  a  Request  for
Confidential Treatment.




The omitted portions are marked by opened and closed brackets as follows: [ * ]




         [OBJECT OMITTED]

                                 EQUIPMENT LEASE
                                       AND
                           SOFTWARE LICENSE AGREEMENT

         THIS EQUIPMENT LEASE AND SOFTWARE LICENSE AGREEMENT (this "Agreement"), is effective August 19, 1999, between Top Source Technologies, Inc., ("Top Source," "we", "us" or "ours") and Speedco, Inc. ("Customer", "Licensee", "you" or "your") and is hereby agreed to as follows:

1. Lease and License.
Top Source agrees to lease to Customer, and to license to Customer on a nonexclusive basis, and Customer agrees to so lease and license from Top Source, by March 30, 2000, thirty (30) MotorCheck(TM)/TruckCheck(TM) Analyzers including the Confidential Information and other proprietary technology incorporated therein ("the OSA"), all on the terms and conditions set forth herein. The OSA shall be used solely at Customer facilities operated under the "Speedco" name, (the "Site"). The OSA's shall be used with due care solely in accordance with any operating manual or other instructions (including any site specifications and maintenance procedures) provided by Top Source, and solely for the purpose(s) of testing and analyzing ("Oil Analysis") used lubrication fluids (excluding lubrication fluids for airplanes).

2.  Term.
This Agreement is effective August 19, 1999 through [ * ] regardless of the actual date of signature. With respect to future locations, Top Source shall install an OSA unit within * days of notice from Customer to Top Source. This Agreement and Customer's right to use the OSA expires ( [ * ] from installation of the [ * ] OSA unit) [ * ] . [ * ] , this Agreement is renewable by mutual consent for successive one-year terms.

Upon termination, Customer will take any and all actions to allow Top Source to repossess the OSA's (which shall be returned by Customer in the same condition as when delivered, ordinary wear and tear excepted).

[ * ]    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARTELY WITH THE COMMISSION.

3.  Price and Payment.
All monthly payments with respect to any OSA shall commence only after such OSA has been delivered, installed, tested and is operational. The monthly lease charges for each OSA are:
LEASE:  o  A minimum monthly charge of   [ * ]     per month per location
                                            [ * ]
                                        [ * ]
        o  An additional charge of      [ * ]   per sample per month and per
               location                                          [ * ]
               [ * ]           .
The above fees are applicable for the 48- month term of this agreement for each OSA placed, from the time of operation. For the first 30 OSAs.
All invoices are due upon receipt. Customer will be invoiced at the completion of each month.

Top Source reserves the right to charge interest on all amounts owed after 30 days from the due date at the highest applicable legal rate, but not to exceed 1.5% per month.

4.  Ownership and Confidentiality.
(a) All right, title, and interest in the OSA (including all Confidential Information and other proprietary technology incorporated therein) shall be and remain vested in TOP SOURCE, (or such other party as may be designated by TOP SOURCE, Inc.), including any improvements or modifications thereto (whether requested or suggested by Customer or derived by reason of Top Source's relationship with Customer or otherwise).

(b) For so long as the lease and license set forth in this Agreement remain in effect and for a period of two (2) years after the termination thereof (provided that in addition to the 2 year period described above in the case of a trade secret, such period shall continue for so long as the information, matter or thing remains a trade secret unless the trade secret was disclosed directly or indirectly by one party, through your act or omission), and without

[ * ]  CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARTELY WITH THE COMMISSION


       limiting any rights or protections afforded to either Customer or Top Source, each party will maintain in strictest confidence and safeguard as confidential the Confidential Information (exercising at least the same degree of care Customer would use in protecting the confidentiality of its own similar information) and will not use, disclose, duplicate, reproduce, copy or distribute any of the Confidential Information in any manner to any person whatsoever except as permitted by the express provisions of this Agreement. Additionally, the fee terms of this agreement will be kept in confidence by the parties.
(c) For purposes of this Agreement, "Confidential Information" means all information and matters of a confidential nature, whether or not in written form, and regardless of the media (if any) on which stored, which pertain, or relate in any way, to the business of the respective parties (or their parent or affiliated corporations') services, products, or business, including trade secrets, processes, techniques, designs, specifications, drawings, know-how, show-how, technical information, technology, research developments, inventions, engineering concepts, software operating manuals, and improvements, modifications and enhancements to the foregoing, and the terms of this Agreements.
(d) Notwithstanding the foregoing, either of the parties may identify the other in any press release and other marketing materials; provided that the party being identified shall have the right of review and approve of such materials, which approval shall not to be unreasonably withheld.


5. Warranty
TOP SOURCE REPRESENTS AND WARRANTS TO CUSTOMER THAT (A) IT IS THE OWNER OF THE OSAs AND THE RELATED TECHNOLOGY AND INTELLECTUAL PROPERTY, AND HAS ALL RIGHT, TITLE AND INTERESTED THERETO, AND THAT THE USE THEREOF BY AND THE LICENSE TO CUSTOMER SHALL NOT INTERFERE WITH ANY OTHER PERSON'S RIGHT AND TITLE TO SAME (EXCEPT AS PROVIDED IN SECTION 10, BELOW); (B) ALL THE OSAs AND ANY SUPPLIES PROVIDED BY TOP SOURCE OR ITS SUPPLIERS IN CONNECTION THEREWITH SHALL BE FREE FROM ANY DEFECTS; AND (C) ALL SUCH MATERIALS, INCLUDING THE OSAs, SHALL PERFORM THE FUNCTIONS FOR WHICH THEY ARE INTENDED. EXCEPT AS PROVIDED IN SECTIONS 5(A),
(B), AND (C). TOP SOURCE DISCLAIMS ANY WARRANTIES OF ANY NATURE WHETHER EXPRESS, WRITTEN, ORAL, IMPLIED OR STATUTORY, ICNLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES UNDER ARTICLE 2A OF THE UNIFORM COMERCIAL CODE.
6.  Consequential Damages and Exclusive Remedy.
(a) EXCEPT WITH RESPECT TO A BREACH OF THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF THE PARTIES SHALL BE LIABLE UNDER ANY CIRCUMSTANCES TO THE OTHER FOR ANY CONSEQUENTIAL, SPEACIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR COLLATERAL DAMAGES OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF WHETHER BASED IN TORT OR IN CONTRACT.

(b) Top Source shall indemnify and hold Customer harmless from any loss or damage, including attorneys fees, resulting from a breach of the express warranties contained in this Agreement, and for any other act or omission of Top Source, its agents or employees. Top Source shall name and keep Customer as an additional insured on its general liability coverage with respect to such indemnity rights, and as Customer's interests otherwise appear.

(c) Customer shall indemnify and hold Top Source harmless from any loss or damage, including attorneys fees, resulting from a breach of the express warranties contained in this Agreement, and for any other act or omission of Customer, its agents or employees. Customer shall name and keep Top Source as an additional insured on its general liability coverage with respect to such indemnity rights, and as Top Source's interests otherwise appear.

7.  Operating Requirements.
Customer (for and on behalf of itself and its officers, employees, agents and representatives) agrees:
(a) Not to unpack, break the seal on or open any boxes or containers shipped to it by TOP SOURCE, (or the manufacturer of the OSA) without the direct supervision of Top Source (or persons designated by Top Source). Customer further shall not open the cabinet, covers, inspection doors or other enclosure containing the components of the OSA, attempt any repair, adjustment or modification of the OSA, except as authorized by Top Source disassemble, decompile, reverse engineer, interrogate, decode or otherwise tamper with the OSA or any software related thereto (or attempt to derive any source code or algorithms from such software);

(b) Not to move or relocate the OSA from the site of original installation at the locations set forth above;

(c) Not to remove, alter or obscure any markings or labels which are affixed to the OSA at the time of installation or subsequently placed thereon by Top Source, provided such were first approved by Customer;

(d) To ensure that any person who operates the OSA has been trained by Top Source (or persons designated by Top Source);

(e) To pay all taxes (including sales, use and excise taxes) which may be imposed by any taxing authority on the OSA or on the amounts paid by Customer hereunder or as a result of this Agreement;

(f)  To  allow  Top  Source  and  its  agents,   representatives  and  employees
     reasonable access to Customer's facility to inspect the OSA upon reasonable notice from Top Source;

(g) To properly dispose of all fluids and solvents used in connection with or in any way relating to the OSA in compliance with all applicable laws, rules and regulations;

(h) To maintain a safe site for the OSA including keeping all flammable gases, petrochemical fluids, solvents and other substances outside the proximity (generally not within 25 feet) of the OSA except to the absolute minimum extent then being used in the operation thereof;

(i) To assume all risk of loss, theft, damage, requisition of use and destruction to the OSA from any cause whatsoever and to include under each site's property insurance each OSA in an amount not less than $69,900 with a carrier reasonably approved by Top Source and name Top Source as loss payee and additional named insured on the applicable policies (and furnish Top Source with a copy thereof). In the event of any such occurrence, Customer shall promptly notify Top Source and shall at its expense cause the OSA to be placed in good repair, condition and working order. In the event of a total loss, all right, title and interest in the subject OSA (and any insurance proceeds associated therewith) shall remain vested in Top Source;

(j) To keep the OSA free and clear of all levies, liens and encumbrances of any kind whatsoever;

(k) Customer may use the service marks appearing on the OSA and the reports solely for the purpose of delivering Oil Analysis using the OSA. Customer agrees to protect and not to infringe on all the trademarks and copyrights owned by Top Source and its affiliate companies, including the Oil Lab 2100 trademark, the Detect trademark, the name On-Site Analysis, Inc., or the trade name MotorCheck(TM), or TruckCheck(TM).

(l) To use its best efforts to market and sell its testing services and maximize utilization of the OSA.

(m) If the OSA is temporarily out of service and Top Source and Customer agree that samples should be shipped to Top Source for analysis, Top Source shall do so at no cost to Customer.

8. Covenants of Top Source.
During the term of this Agreement, Top Source represents, warrants and covenants that it shall: (a) provide to Customer an uninterrupted supply of samples and related consumables as may be required by Customer; (b) train such personnel of Customer as Customer deems appropriate to operate the OSA at Customer's location and at no cost to Customer, such training to be limited to three (3) employees per location during the first calendar week following the installation of the OSA; (c) provide follow-up service and repair with respect to any OSA provided under this Agreement, which shall be provided at no cost during the first year of this Agreement, and thereafter at a cost to be agreed upon by the parties; and (d) defend Customer's right to use the OSAs and related supplies and consumables, as provided in this agreement, if challenge by a third party.

9. Assignment.
Customer may not assign, transfer, pledge, sublicense or sublease the OSA (including any software incorporated therein) or any right, interest or license it may have pursuant to this Agreement without the prior written consent of Top Source.

10. Sublicense.
Certain components and proprietary technology of the OSA licensed hereunder may constitute a sublicense by Top Source from a third party owner, developer or manufacturer. Customer agrees to take such actions and execute such documents as Top Source reasonably may request on behalf of such third party in connection with such sublicense.

11.  Acknowledgments.
 In signing this Agreement, Customer acknowledges that Customer has reviewed this Agreement, in its entirety; has independently assessed the market and/or risks associated with OSA operations and, except as provided in Section 5, above, is not relying on any representations or warranties from Top Source; including representation concerning profits, income, or success; sales revenue from OSA, if any, shall produce no more than 20% of Customer's total sales revenue for related business services, and Customer is already engaged in the truck service business.

12.  Default and Remedies:
(A)   Customer is in default under this agreement if any of the following occur:
      (a) failure to make payment (b) breach of this agreement and (c) Customer becomes insolvent or bankrupt. If Customer is in default under this Agreement, Top Source may do any or all of the following: (a) terminate the agreement, (b) take possession of the OSA by any manner permitted by law, (c) seek payment for any money owed to Top Source, and d) pursue any other right to remedy permitted by law or in equity.

(B) Top Source is in default under the Agreement if any of the following occur: (a) any warranty contained in this Agreement is untrue or misleading; (b) Top Source fails to provide any service under this Agreement; (c) Top Source otherwise breaches this Agreement; or (d) Top Source becomes insolvent or bankrupt. If Top Source is in default under this Agreement, Customer may do any or all of the following: (a) terminate this Agreement, without cost or penalty of any kind; (b) cease any and all payments to Top Source, except those due and owing as of the date of termination; and (c) pursue any other right or remedy permitted by law or equity.


13.  Voluntary Early Termination
If this agreement is terminated by the Customer before the completion of the initial 48 month Lease, the Customer must return the OSA and all supplies to Top Source at the Customer's expense. The Customer must also pay an early termination fee equivalent to the balance of the 48 months minimum amounts owed.

14.  Miscellaneous.
This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of Florida. This Agreement and the Letter Agreement between Top Source and Speedco dated August 12, 1999, a copy of which is attached hereto as Exhibit 1, which letter and the terms contained therein are hereby incorporated by reference; contains the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, the Agreement between Top Source and Speedco dated September 1, 1998, purchase orders, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate and is not to be construed as a waiver or amendment of the provision or the right of the aggrieved party to insist upon compliance with such provision or take remedial steps to recover damages or other relief for noncompliance. No provision of this Agreement may be altered, amended, revoked or waived except by an instrument signed by both parties. For purposes of this Agreement, the term "including" shall mean "including, but not limited to." The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or collect any amount due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Except as expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies at law or equity that they may have against each other. In the event of any litigation relating to this Agreement, if such is initiated by Top Source, it shall be initiated and shall remain in any State of Federal Court located in Marion County, Indiana; if such is initiated by Customer, it shall be initiated and shall remain in any State or Federal Court located in Palm Beach County, Florida.

15. Top Source agrees to apply these same terms to any additional units placed in Speedco Service centers during the term of this agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 19th day of August, 1999.



TOP SOURCE TECHNOLOGIES, INC.                        CUSTOMER
7108 Fairway Drive                                  Speedco, Inc.
Suite 200                                           P.O. Box 520
Palm Beach Gardens, FL 33418                        703 W. Park St.
                                                    Cayuga, IN  47928

By:  /s/ David Natan       ______           By:  ____________________
Title:  Vice President & CEO                Title:

[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                          Top Source Technologies, Inc.
                          7108 Fairway Drive, Suite 200
                        Palm Beach Gardens, FL 33418-3757
                                  561)775-5756
                               Fax (561) 691-5220


                                    EXHIBIT 1 (to above Speedco agreement)

VIA FACSIMILE (765) 492-3411

August 12, 1999


Mr. Mark Clark
President
Speedco
703 West Park Street
Cayuga, IN  47928


Dear Mark,

We appreciate the success Speedco has achieved in the marketplace and value the benefits associated with our partnership.

The proposal we offered to Speedco has been modified as a result of our recent meeting to allow [ * ] of monies credited from Shell, Texaco, or Equilon purchases to be applied towards purchase of future TruckCheck analyzers. The proposal reflects three primary goals. The first goal is to increase test volume at each of the Speedco sites to benefits both companies. The second goal is to share the benefits of TruckCheck product introduction into the Equilon group with Speedco. The third goal is to increase the resources available to supply the required increase in support.

----------------------------------------------------------------------------
                    INCREASED SUPPORT TO INCREASE TEST VOLUME
----------------------------------------------------------------------------

We are sensitive to the need to increase product support at each of the Speedco sites. This increase in support will translate into a higher test volume benefiting both Speedco and Top Source. Our goal is to smooth out the high volume spikes associated with Top Source visits by bringing up the baseline to an overall higher number of tests on a per month basis by providing more routine support.



[ * ]    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                                                 [ * ]
                                                                 [ * ]
[ * ]The support persons will work with counter people to generate business form Speedco customers and to help develop local fleet business to augment existing site traffic. Arrow Truck Sales is an example of the types of customers, that in addition to local fleets, will be targeted to increase local test volume.

Top Source will generate and provide a training video that will help employees familiarize themselves with operation and maintenance of the TruckCheck oil analyzer. The training video will be professionally produced at our Atlanta facility during August.

Speedco has planned a marketing loop video that will include oil analysis as a marketing tool.

Top Source will also participate in quarterly Speedco promotions as coordinated by Susan Dey of Shell Houston. We will also work with Speedco to participate in periodic coupon specials to be agreed upon between the two respective companies. Speedco has contracted a "Teleselling" group, and we will assist with a brief script of description of the benefits of on-site oil analysis to be incorporated into the program.

----------------------------------------------------------------------------

[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION


-----------------------------------------------------------------------------

As Top Source develops new versions of the TruckCheck oil analyzer, they will be available to Speedco at new locations as they open, [ * ]
               [ * ]                 .

------------------------------------------------------------------------------
                                                   [ * ]
------------------------------------------------------------------------------

------------------------------------------------------------------------------




[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.




------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                   [ * ]
------------------------------------------------------------------------------

------------------------------------------------------------------------------



[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.



------------------------------------------------------------------------------
------------------------------------------------------------------------------
                           SPEEDCO CORPORATE PROGRAM
------------------------------------------------------------------------------

The special pricing described herein is considered confidential



[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARTELY WITH THE COMMISSION.

------------------------------------------------------------------------------
                                  MASTER LEASE
------------------------------------------------------------------------------



Our current leasing arrangement with Speedco                     [ * ]
                                                                 [ * ]
                                                                 [ * ]

The lease is financed by Top Source and the capital outlay is considerable. We appreciate Speedco Shell's willingness to restructure the lease to allow us to free up working capital.

The proposed lease arrangement covers the current and planned TruckCheck oil analyzer developments for up to thirty units. The four-year lease is structured at [ * ]
                                                                 [ * ]


[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARTELY WITH THE COMMISSION.



The terms of this lease are financially more rewarding for Speedco and free up capital for Top Source to expand support efforts that will in turn drive the sample volume. The lease originally signed by Speedco has been modified to reflect the terms described above. Two copies of the lease are enclosed for your review. One copy has all changes from the previous Speedco Shell approved and signed lease highlighted in red for easy identification of changes, and the second copy is normal black typeface throughout. There are no other differences in the two copies of the lease.

------------------------------------------------------------------------------
                                     CLOSING
------------------------------------------------------------------------------

We hope that we have addressed the three main goals initially outlined. We believe that the increased support and target focus of local fleets and truck sales sites in Speedco site areas will increase per test volumes significantly. [ * ] as a result of penetration into the Equilon group appear fair and equitable. [ * ]
           [ * ]

[ * ] . The restructuring of the lease program provides Speedco with more profit opportunity while freeing up cash for Top Source to invest resources in support of Speedco. We will provide the summary reports for each of the sites to identify those sites in need of the most immediate attention for support, and to identify the sites most likely to be justified candidates for outright purchase in the future.

As we continue to grow the business together, there will be opportunities for both Speedco and Top Source to share the risk and the reward afforded on-site oil analysis. Separate from this proposal, we would like to continue dialog on how to fairly pursue a closer relationship. Perhaps we can host our next meeting in West Palm Beach at our corporate office and discuss how to specifically and aggressively grow the market and jointly share the benefits.

Please contact me with any questions. We look forward to working together as our relationship continues to grow.

Very truly yours,


/s/ Greg Brown

Greg Brown
Vice President
Sales and Marketing

copies:  Jim Dudly, Ken Martin; Speedco
         Will Willis, Joy Jennings Loper; Top Source



[ * ]CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARETLY WITH THE COMMISSION.